UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 21, 2026
Date of Report (date of earliest event reported)
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Installed Building Products, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-36307 (Commission File Number)	45-3707650 (I.R.S. Employer Identification Number)
495 South High Street, Suite 50, Columbus, OH 43215
(Address of principal executive offices and zip code)
614-221-3399
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	IBP	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01     Entry into a Material Definitive Agreement
5.625% Senior Notes due 2034 and 2026 Indenture

On January 21, 2026, Installed Building Products, Inc. (the “Company”) completed an offering of $500,000,000 aggregate principal amount of its 5.625% Senior Notes due 2034 (the “2034 Notes”) issued under an Indenture, dated as of January 21, 2026, among the Company, the guarantors named therein and U.S. Bank Trust Company National Association, as trustee (the “2026 Indenture”).

The net proceeds from the sale of the 2034 Notes, after deducting fees and estimated offering expenses, was approximately $490 million. Approximately $308.2 million of the net proceeds were used to fund the conditional redemption in full of the outstanding 5.75% senior unsecured notes due 2028 (the “2028 Notes”) and the remaining net proceeds will be used to pay fees and expenses in connection with the redemption and other related transactions and for other general corporate purposes.

The 2034 Notes will mature on February 1, 2034 and interest will accrue at a rate of 5.625% per annum from the date of original issuance and will be payable semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on August 1, 2026.

The 2034 Notes are guaranteed, or will be guaranteed, on a senior unsecured basis by each of the Company’s existing and future direct and indirect wholly owned domestic subsidiaries that is a borrower or guarantor under either the ABL Revolver (as defined below), the Company’s term loan facility and certain other “capital markets indebtedness” as defined in the 2026 Indenture.

The Company may redeem some or all of the 2034 Notes before February 1, 2029 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the redemption date, plus a “make whole” premium. On or after February 1, 2029, the 2034 Notes will be redeemable, in whole or in part, on the redemption dates and at the redemption prices specified in the 2026 Indenture, plus accrued and unpaid interest. In addition, the Company may redeem up to 40% of the aggregate principal amount of the 2034 Notes on or prior to February 1, 2029 with an amount equal to the net cash proceeds from certain equity offerings at a redemption price of 105.625% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date.

The 2026 Indenture contains restrictive covenants that, among other things, limit the ability of the Company and certain of its subsidiaries (subject to certain exceptions) to: (i) pay dividends on, redeem or repurchase stock; (ii) prepay subordinated debt; (iii) apply net proceeds from certain asset sales; (iv) engage in transactions with affiliates; (v) merge, consolidate or sell substantially all of its assets; and (vi) pay dividends and make other distributions from subsidiaries. Furthermore, in the event of a Change of Control (as defined in the 2026 Indenture), the Company must offer to repurchase the 2034 Notes at 101% of the aggregate principal amount of the 2034 Notes repurchased, plus any accrued and unpaid interest. The 2026 Indenture also provides for customary events of default.

The 2034 Notes were issued in a private transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be “qualified institutional buyers,” as defined in and in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. Accordingly, the 2034 Notes and the related guarantees will not be registered under the Securities Act, and the 2034 Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the 2034 Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

The foregoing descriptions of the 2034 Notes and the 2026 Indenture do not purport to be complete and are qualified in their entirety by reference to the 2026 Indenture (including the Form of 2034 Notes) which is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.

A&E ABL Credit Agreement

On January 21, 2026, the Company entered into Amendment No. 4 to Credit Agreement (the “ABL Amendment”) among the Company, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as issuing bank, swing bank, administrative agent, joint-lead arranger and joint-lead bookrunner, with JPMorgan Chase Bank, N.A., RBC Capital Markets and KeyBank National Association, each as a joint-lead arranger and a joint book runner and U.S. Bank National Association, as the syndication agent, which amends the Credit Agreement dated as of September 26, 2019 (as amended, the “A&E ABL Credit Agreement”) among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent. The ABL Amendment increased the commitment amount under the asset-based lending credit facility

(the “ABL Revolver”) governed by the A&E ABL Credit Agreement to $375.0 million and extended the maturity to January 21, 2031 (which maturity includes a springing maturity 91 days ahead of the maturity date of any material indebtedness). Borrowing availability under the ABL Revolver is based on a percentage of the value of certain assets securing the Company’s obligations and those of the subsidiary guarantors thereunder. In connection with the A&E ABL Credit Agreement, the Company also entered into the ABL/Term Loan Intercreditor Agreement, dated as of January 21, 2026, by and among Bank of America, N.A., as agent for the ABL Secured Parties referred to therein, Royal Bank of Canada, as administrative agent for the Term Loan Secured Parties referred to therein, the Company and the guarantors party thereto (the “Intercreditor Agreement”), which Intercreditor Agreement replaced and superseded in its entirety that certain ABL/Term Loan Intercreditor Agreement, dated as of April 13, 2017, by and among SunTrust Bank, as ABL Agent (as defined therein), Royal Bank of Canada, as Term Loan Agent (as defined therein), and the other parties from time from time to time party thereto.

The ABL Revolver bears interest at either the Term SOFR rate or the base rate, at the Company’s election, plus a margin of: (A) 1.00% or 1.25% per annum in the case of Term SOFR rate loans (based on a measure of availability under the agreement) and (B) 0.00% or 0.25% per annum in the case of base rate loans (based on a measure of availability under the agreement).

The ABL Revolver also provides incremental revolving credit facility commitments of up to $105.0 million. The ABL Revolver also allows for the issuance of letters of credit of up to $100.0 million in aggregate and borrowing of swingline loans of up to $50.0 million in aggregate.

All of the obligations under the ABL Revolver are guaranteed by all of the Company’s existing and future restricted subsidiaries that are not excluded subsidiaries. Additionally, all obligations under the ABL Revolver, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and the guarantors subject to certain exceptions and permitted liens. The ABL Revolver has a first-priority lien on the ABL First Lien Collateral and a second-priority lien on the Term Loan First Lien Collateral (each as defined in the Intercreditor Agreement), in each case subject to other permitted liens.

The A&E ABL Credit Agreement also contains a number of customary affirmative and negative non-financial covenants, and a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.0x in the event that the Company does not meet a minimum measure of availability under the ABL Revolver.

The A&E ABL Credit Agreement contains customary events of default, subject to certain grace periods, thresholds and materiality qualifiers. The occurrence and continuance of an event of default could result in, among other things, acceleration of amounts owing under the A&E ABL Credit Agreement and termination of the ABL Revolver and/or the imposition of default interest.

The foregoing descriptions of the ABL Amendment and the Intercreditor Agreement do not purport to be complete and are qualified in their entirety by reference to the ABL Amendment and the Security Agreement which are filed as Exhibit 10.1 and Exhibit 10.2 to this Form 8-K and are incorporated herein by reference.

Item 1.02     Termination of a Material Definitive Agreement

As previously reported, on January 6, 2026, the Company issued a notice of conditional redemption for all of its $300.0 million aggregate principal amount of issued and outstanding 2028 Notes. The redemption of the 2028 Notes was subject to the consummation of the 2034 Notes offering, which was completed on January 21, 2026. The 2028 Notes were fully redeemed on January 22, 2026 using the net proceeds from the offering of the 2034 Notes at a redemption price of 100.00% of the outstanding aggregate principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.

In connection with the redemption of the 2028 Notes, the Indenture governing the 2028 Notes, dated as of September 26, 2019, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee, (the “2019 Indenture”) was satisfied and discharged on January 21, 2026, and consequently, the Company’s and the guarantors’ obligations under the 2019 Indenture and the 2028 Notes are terminated, subject to certain customary surviving obligations.

Item 2.03     Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01    Regulation FD Disclosure

On January 21, 2026, the Company issued a press release announcing the closing of the 2034 Notes offering and the ABL Revolver. A copy of press release is furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, the information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed to be incorporated by reference into any registration statement or other document filed with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in such filing.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
4.1	Indenture, dated January 21, 2026, among Installed Building Products, Inc., the guarantors named therein and U.S. Bank Trust Company National Association, as Trustee (including the Form of Note).
10.1	Amendment No. 4 to Credit Agreement, dated January 21, 2026, among Installed Building Products, Inc., the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as issuing bank, swing bank, administrative agent, joint-lead arranger and joint-lead bookrunner, with JPMorgan Chase Bank, N.A., RBC Capital Markets and KeyBank National Association, each as a joint-lead arranger and a joint book runner and U.S. Bank National Association, as the syndication agent.*
10.2	ABL/Term Loan Intercreditor Agreement, dated January 21, 2026, among Installed Building Products, Inc., Bank of America, N.A., as agent for the ABL Secured Parties referred to therein, Royal Bank of Canada, as administrative agent for the Term Loan Secured Parties referred to therein, and the guarantors party thereto.
99.1	Press release announcing the closing of the 2034 Notes offering and the ABL Revolver, dated January 21, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*
Certain of the exhibits and schedules to the ABL Amendment do not contain material information and have been omitted from this filing pursuant to item 601(a)(5) of Regulation S-K. The Company will furnish copies of such exhibits and schedules to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of January, 2026.

INSTALLED BUILDING PRODUCTS, INC.

By:	/s/ Michael T. Miller
Name:	Michael T. Miller
Title:	Chief Financial Officer